Exhibit (a)(40)
CONTACTS
Investors: Eric Olsen 703.480.6705
Media: Sherry Peske 703.480.3632
Lafarge North America Announces Clarification
Regarding Quarterly Dividend
HERNDON, VA, May 8, 2006 — Pursuant to discussions that representatives of Lafarge North America Inc. (NYSE & TSX: LAF) have had with representatives of the New York Stock Exchange and the Toronto Stock Exchange, Lafarge North America today announced a clarification with respect to its recently declared cash dividend of twenty-four cents ($0.24) per share of Lafarge North America common stock, payable on June 1, 2006, to stockholders of record as of the close of business on May 16, 2006. Due to the fact that the amended tender offer of Lafarge S.A. to acquire all of the outstanding shares of Lafarge North America’s common stock at a price of $85.50 per share is scheduled to expire at 12:00 midnight, New York City time, on Friday, May 12, 2006, it is possible that Lafarge S.A. will accept shares for payment pursuant to the tender offer and effect a merger to acquire the non-tendered shares of common stock prior to the close of business on May 16, 2006. As a result, it is possible that no public stockholder of Lafarge North America will be a holder as of such record date in which case, consistent with the terms of the tender offer, no public stockholder would be entitled to receive the quarterly dividend payable on June 1, 2006.
Since this is the case, the New York Stock Exchange and the Toronto Stock Exchange have informed Lafarge North America that they will not designate shares of the common stock as “ex-dividend” (i.e., trading without any potential right to such dividend), if at all, unless and until the record date of the close of business on May 16, 2006 has passed without such acceptance and merger having occurred, which Lafarge North America believes will minimize investor confusion. For the same reasons, the Toronto Stock Exchange has informed Lafarge Canada Inc. (TSX: LCI.PR.E) that it will not designate Exchangeable Preference Shares of Lafarge Canada as “ex-dividend,” if at all, unless and until the record date of the close of business on May 16, 2006 has passed without Lafarge S.A. having accepted the Exchangeable Preference Shares for payment and effected a compulsory acquisition of the non-tendered Exchangeable Preference Shares prior to the close of business on May 16, 2006.

Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Note to Stockholders
Lafarge North America Inc. has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 and certain amendments thereto on Schedule 14D-9/A, including the amended and restated solicitation/recommendation statement noted above. The company has also filed a Rule 13-e3 transaction statement on Schedule 13E-3. Stockholders are advised to read these documents and any amendments thereto because they contain important information. Stockholders may obtain a free copy of the documents filed by Lafarge North America in connection with the tender offer by Lafarge S.A. free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com, or by directing requests to MacKenzie Partners, Inc. at 800-322-2885 or at proxy@mackenziepartners.com.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the company’s business; competition from new or existing competitors; national and regional economic conditions in the U.S. and Canada; unfavorable weather conditions; Canadian currency fluctuations; changes in and implementation of environmental and other governmental regulations; seasonality of the company’s operations; the company’s ability to successfully identify, complete and efficiently integrate acquisitions; levels of construction spending in major markets; the company’s ability to successfully penetrate new markets; supply/demand structure of the company’s industry; international events that may disrupt the world economy; significant changes in the cost of fuel, energy and other raw materials; and other Factors disclosed in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com